EXHIBIT 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is entered into as of April 7, 2008, between Eclipsys Corporation, a Delaware corporation (the "Company”), and Computershare Trust Company, N.A., a national banking association (as successor rights agent to Equiserve and Fleet National Bank) (“Rights Agent”), with respect to the following:

A. The Company and Fleet National Bank entered into that certain Rights Agreement, dated as of July 26, 2000 (the “Agreement”); and

B. The Board of Directors of the Company has authorized the amendment of the Agreement to amend the Final Expiration Date; and

C. Pursuant to Section 27 of the Agreement, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend the Agreement without the approval of the holders of the rights.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Section 1(o). Section 1(o) of the Agreement is deleted in its entirety and replaced with the following:

“Final Expiration Date” shall mean the close of business on May 8, 2008.”

2. Miscellaneous.

(a) If this Amendment conflicts with or is inconsistent with any provision contained in the Agreement, this Amendment shall control. Except as expressly amended above, the Agreement shall continue in full force and effect in accordance with its terms.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be considered to be one document.

(c) All terms used but not defined herein shall have the same meaning given to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

ECLIPSYS CORPORATION
By: Name: Title:	/s/Brian W. Copple Brian W. Copple Secretary

COMPUTERSHARE TRUST COMPANY, N.A.
By: Name: Title:	/s/ Tyler Haynes Tyler Haynes Manager